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                                                                    EXHIBIT 99.1

                                                                  [ST. JOE LOGO]


St. Joe Media Contact:     Jerry M. Ray          The St. Joe Company
                           904 858.2707          Jacksonville, FL 32207
St. Joe Investor Contact:  Steve Swartz          904 396.6600 - 904 858.2713 fax
                           904 858.5295


FOR IMMEDIATE RELEASE


          THE ST. JOE COMPANY (NYSE: JOE) RECEIVES FAVORABLE IRS RULING FOR SPINOFF OF FLORIDA EAST COAST INDUSTRIES (NYSE: FLA) SHARES

               COMPANY SETS RECORD DATE OF SEPTEMBER 18, 2000 AND
                   OCTOBER 9, 2000 AS SHARE DISTRIBUTION DATE

JACKSONVILLE, FLORIDA - (SEPTEMBER 7, 2000) - The St. Joe Company (NYSE: JOE) announced today that the company has received a favorable ruling from the U.S. Internal Revenue Service regarding the tax-free status of the proposed recapitalization of Florida East Coast Industries, Inc. (NYSE: FLA) and a pro rata spin-off of St. Joe's 54 percent equity interest in Florida East Coast to St. Joe shareholders. St. Joe and Florida East Coast are working together to consummate the transaction as soon as possible.

         As part of the recapitalization, St. Joe will exchange all of its shares of Florida East Coast common stock for an equal number of shares of a new class of Florida East Coast common stock. The holders of the new class of Florida East Coast common stock will be entitled to elect 80 percent of the members of the Board of Directors of Florida East Coast, and, otherwise, will have substantially identical rights as holders of existing common stock. The new class of Florida East Coast common stock will be distributed pro rata to St. Joe shareholders in a tax-free distribution. St. Joe will not retain any equity interest in Florida East Coast after the spin-off is completed.

         In a special meeting, the Board of Directors of St. Joe set the stock distribution for October 9, 2000 for St. Joe shareholders of record on September 18, 2000. Florida East Coast shareholders, including a majority of the minority shareholders, had previously approved the transaction. Each St. Joe shareholder will receive approximately 0.23 shares of the new class of Florida East Coast common stock for each share of St. Joe held on the record date. The new shares will be listed and traded on the New York Stock Exchange under the symbol FLA.B.

         "This is truly a now moment for St. Joe," said Peter S. Rummell, chairman and CEO of St. Joe, picking up the theme of the company's annual report published earlier this year. "The spin-off allows us to efficiently deliver significant value to our shareholders by transferring directly to them this valuable, but non-core, asset in a tax efficient manner. Furthermore, the spin-off permits Florida East Coast to independently pursue its value creation strategy for its unique and very attractive transportation, telecom and real estate assets.


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         "Importantly, this transaction marks the completion of St. Joe's transformation from a regional industrial conglomerate into a cutting edge real estate operating company tightly focused on the company's extraordinary land assets in Florida," said Rummell.

         "The transition started when St. Joe sold its Port St. Joe Paper Mill in 1996 for $333.8 million; then sold the assets of its Talisman Sugar Corporation in 1998 for $133.5 million and sold forward its equity securities portfolio in 1999 for $111.1 million," said Rummell. "In addition, late last year St. Joe created the St. Joe Land Company which is transforming land previously categorized as timberland to a wide variety of higher and better uses. St. Joe Land Company sales have, in the first half of this year, resulted in $32.8 million in Net EBITDA.

         "During this same period, St. Joe became Florida's leading real estate operating company, well positioned to capitalize on the unprecedented demand for real estate products and services in one of the nation's fastest growing states," said Rummell. "We assembled exceptional real estate development management teams at Arvida and St. Joe Commercial. And with Arvida Realty Services and Advantis, we have a unique understanding of the Florida and Southeastern marketplace that comes with providing residential and commercial real estate services to thousands of families and businesses each year."

         "The past financial performance for St. Joe Only, that part of the company going forward, demonstrates the company's growth potential," said Kevin
M. Twomey, St. Joe's president, COO and CFO. "Earnings in the second quarter of 2000 were triple those of the first quarter of 1997. We also have well underway a process to increase and improve the underlying value of our vast land assets.

         "St. Joe's greatest opportunity lies in Florida's Great Northwest where we own a million acres of land with many miles of coastline and waterfront - a significant portion of the remaining developable coastal lands of Florida," said Twomey. "We currently have approvals in hand for more than 11,000 units in high-quality and large-scale projects in Florida, and more are in the pipeline. We are working with local officials to secure the infrastructure and stimulate the economic development that will bring responsible growth.

         "Our strategy in northwest Florida is to sequence our development so that we can build value for both our shareholders and the community," said Twomey. "Every part of the St. Joe team is focused on delivering this promise."

         Florida East Coast was advised by Donaldson Lufkin & Jenrette Securities Corporation. St. Joe was advised by Morgan Stanley Dean Witter.

         As of June 30, 2000, St. Joe had 84,982,472 shares of common stock issued and outstanding and owned 19,609,216 shares of Florida East Coast's common stock.

         St. Joe, a publicly held company based in Jacksonville, is Florida's largest real estate operating company. It is engaged in community, commercial, industrial, leisure, hospitality and resort development, along with residential and commercial real estate services. The company also has significant interests in timber.


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         More information about St. Joe can be found at the web site
http://www.joe.com. More information about Florida East Coast can be found at the web site http://www.feci.com.

         This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect St. Joe's and Florida East Coast's current assumptions and estimates of future events. St. Joe and Florida East Coast caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual events to differ materially from those matters expressed in or implied by such forward-looking statements. The anticipated benefits of the recapitalization, the exchange and the spin-off may be affected by general economic conditions, economic developments that have a particularly adverse effect on either St. Joe or Florida East Coast, or conditions in the securities markets on which St. Joe and Florida East Coast securities trade. St. Joe and Florida East Coast disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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   Copyright 2000 by The St. Joe Company. "St. Joe," Advantis and the "taking flight" logo are service marks of The St. Joe Company.
                        Arvida is a registered trademark.